Sky Petroleum Appoints Nigel R. McCue to the Board of Directors

Experienced Oil and Gas Executive Added to Board

AUSTIN, TX -- 05/31/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to announce the appointment of Nigel R. McCue to the Board of Directors of the company. Mr. McCue was appointed by the Board to fill a vacancy and will be included with management's proposed directors for election at the company's next annual meeting on June 26, 2006.

"We would like to welcome Nigel to Sky and believe he will make an excellent addition to our Board," said Brent Kinney, chief executive officer at Sky Petroleum. "Nigel's extensive international petroleum experience and financial acumen will be of great value to Sky and our Board."

Mr. McCue has thirty years experience in the upstream sector of the petroleum industry. Nigel is a Director and Chief Executive Officer of Nemmoco Petroleum Limited, a private exploration and production company with interests located principally in Central and Eastern Europe. Prior to this he was a director and Chief Financial Officer of Lundin Oil Plc., a company with interests in over twenty countries with specific experience in mergers & acquisition, equity, corporate and project debt finance, and stock exchange listings. Nigel has also held various positions with Chevron Overseas Inc. and Gulf Oil Corporation. McCue is a Non-Executive Director of Dragon Oil Plc and is chairman of its audit committee and a member of the remuneration and nomination committees. Nigel is also a Director of Proprietary Industries Inc. a company listed on the Toronto Stock Exchange.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com